Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ZeroFox Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(2)	5,909,396(3)	$1.0341(2)	$6,110,906.4036	0.00011020	$673.43
	Total Offering Amounts				$6,110,906.4036		$673.43
	Total Fee Offsets						—
	Net Fee Due						$673.43
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), of ZeroFox Holdings, Inc. that become issuable with respect to the securities identified in the above table, by reason of any stock dividends, stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations or other similar transactions effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on September 11, 2023, as reported on the Nasdaq Global Market.
(3)
Represents additional shares of Common Stock reserved for issuance pursuant to awards that may be granted under the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan.